Filed pursuant to Rule 424(b)(3)
SEC File No. 333-158556

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	25,600,000(1)	$8.85	$226,560,000	$12,642.05(2)

(1)	Includes 3,600,000 shares that the underwriters may purchase to cover over-allotments.
(2)	Calculated in accordance with Rules 457(b) and 457(r) under the Securities Act of 1933. In addition, this prospectus supplement covers the resale by the selling stockholder of up to 2,000,000 shares of the common stock. The registration fee for these 2,000,000 shares was previously paid in connection with the filing of Registration Statement Number 333-158556.

PROSPECTUS SUPPLEMENT

(To Prospectuses dated April 13, 2009)

24,000,000 Shares

SandRidge Energy, Inc.

Common Stock

SandRidge Energy, Inc. is offering 22,000,000 shares of our common stock and Tom L. Ward, our Chairman, Chief Executive Officer and President, is offering 2,000,000 shares of our common stock. We will not receive any of the proceeds from the shares of our common stock sold by Mr. Ward.

Our common stock is listed on The New York Stock Exchange under the symbol “SD.” The last reported sale price of our common stock on The New York Stock Exchange on December 1, 2009 was $8.99 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$8.85	$212,400,000
Underwriting discount	$0.354	$8,496,000
Proceeds, before expenses, to us	$8.496	$186,912,000
Proceeds, before expenses, to Mr. Ward	$8.496	$16,992,000

We have granted the underwriters an option exercisable for up to 30 days from the date of this prospectus supplement to purchase up to an additional 3,600,000 shares of our common stock on the same terms and conditions as set forth above to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about December 7, 2009.

Barclays Capital	BofA Merrill Lynch	RBC Capital Markets

Deutsche Bank Securities	Howard Weil Incorporated	J.P. Morgan

Simmons & Company International	Tudor, Pickering, Holt & Co.

BNP PARIBAS	Calyon Securities (USA) Inc.	Comerica Securities

Johnson Rice & Company L.L.C.	Mitsubishi UFJ Securities
RBS	SunTrust Robinson Humphrey

Prospectus Supplement dated December 1, 2009

This document is in three parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second and third parts are the accompanying prospectuses, which provide more general information about the securities we and certain of our stockholders, including Mr. Ward, may offer from time to time. Some of the information in the accompanying prospectuses does not apply to this offering. You should read this prospectus supplement and the accompanying prospectuses, together with the additional information described under the heading “Where You Can Find More Information,” before deciding to invest in the common stock being offered.

Prospectus Supplement

Primary Offering Prospectus dated April 13, 2009

Secondary Offering Prospectus dated April 13, 2009

i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses and in any written communication from us specifying the final terms of the offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectuses, you should rely on the information in this prospectus supplement. Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholder nor the underwriters are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or solicitation is not permitted. The information in this prospectus supplement, the accompanying prospectuses, the documents incorporated by reference and any written communication from us specifying the final terms of the offering is only accurate as of the date of the respective document in which the information appears, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-33784) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. You may read and copy any document we file at the SEC’s public reference room, which is located at 100 F Street, NE, Washington, D.C. 20549. You can obtain further information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Item 2.02 or Item 7.01 on any Current Report on Form 8-K) until the offering of the securities described in this prospectus supplement is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, as amended on April 23, 2009;

•

our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009, and September 30, 2009, which were filed with the SEC on May 7, 2009, August 6, 2009, and November 5, 2009, respectively;

•

our Current Reports on Form 8-K filed with the SEC on each of January 14, 2009, January 21, 2009, March 9, 2009, April 6, 2009, April 21, 2009, April 28, 2009, May 15, 2009, June 9, 2009, July 7, 2009, September 28, 2009 and November 30, 2009 (excluding information furnished under Item 2.02 in the Current Reports filed January 14, 2009 and April 28, 2009, including the related exhibits, which are not incorporated by reference); and

•

the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

You may request a copy of these filings at no cost by writing or telephoning us at the address and telephone number below. We will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Please direct requests for documents incorporated by reference to:

Richard J. Gognat

Corporate Secretary

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102-6406

(405) 429-5500

We also maintain a website at http://www.sandridgeenergy.com. The information on our website is not part of this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in or incorporated by reference into this prospectus supplement, our filings with the SEC and our public releases, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements may include projections and estimates concerning capital expenditures, our liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, elements of our business strategy and other statements concerning our operations, economic performance and financial condition. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. These forward-looking statements speak only as of the date of this prospectus supplement; we disclaim any obligation to update or revise these statements unless required by law, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 and our subsequent SEC filings, including our Quarterly Reports on Form 10-Q for the periods ended June 30, 2009 and September 30, 2009, and those factors summarized below:

•	the volatility of natural gas and crude oil prices;

•	uncertainties in estimating natural gas and crude oil reserves;

•	the need to replace the natural gas and crude oil reserves we produce;

•	our ability to execute our growth strategy by drilling wells as planned;

•	the need to drill productive, economically viable natural gas and crude oil wells;

•	risks and liabilities associated with acquired properties;

•	our ability to successfully complete the purchase of certain assets of Forest Oil Corporation and one of its subsidiaries (“Forest”);

•	the amount, nature and timing of capital expenditures, including future development costs, required to develop the West Texas Overthrust (“WTO”);

•	concentration of operations in the WTO;

•	economic viability of WTO production with high CO2 content;

•	availability of natural gas production for our midstream services operations;

•	limitations of seismic data;

•	risks associated with drilling natural gas and crude oil wells;

•	availability of satisfactory natural gas and crude oil marketing and transportation;

•	availability and terms of capital;

•	substantial existing indebtedness;

•	limitations on operations resulting from debt restrictions and financial covenants;

•

potential financial losses or earnings reductions from commodity derivatives or, in the event that Congress adopts derivatives legislation increasing capital or margin requirements, our ability to hedge risks associated with our business or the costs of our hedging activity;

•	competition in the oil and gas industry;

•	general economic conditions, either internationally or domestically or in the jurisdictions in which we operate;

•

costs to comply with current and future governmental regulation of the oil and gas industry, including laws and regulations concerning emissions of greenhouse gases, hydraulic fracturing and other environmental, health and safety matters;

•	potential elimination of U.S. federal income tax deductions currently available with respect to oil and gas exploration and development; and

•	the need to maintain adequate internal control over financial reporting.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectuses. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectuses, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read the sections entitled “Risk Factors” in this prospectus supplement and in of each of the accompanying prospectuses and additional information contained in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2009 and September 30, 2009, which are incorporated by reference in this prospectus supplement, for more information about important factors that you should consider before buying our common stock in this offering.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement or the accompanying prospectuses to “SandRidge,” “we” or “our” are to SandRidge Energy, Inc. and its subsidiaries.

SandRidge Energy, Inc.

We are an independent natural gas and crude oil company concentrating on exploration, development and production activities. We also own and operate drilling rigs and conduct related oil field services, and we own and operate interests in gas gathering, marketing and processing facilities and CO2 gathering and transportation facilities.

Our principal executive offices are located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. Our common stock is listed on The New York Stock Exchange under the symbol “SD.”

Recent Developments

Acquisition of Oil and Gas Properties in the Permian Basin

On November 30, 2009, we announced the signing of a definitive purchase agreement to acquire oil and gas properties in the Permian Basin from Forest for $800 million, subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and purchase price adjustments (which we refer to as the “Permian Basin Acquisition” or the “Acquisition”). We anticipate the Acquisition will close before December 31, 2009, and will be financed with borrowings under our existing credit facility, proceeds from the private placement of $200 million of our 6.0% convertible perpetual preferred stock and this offering. The Acquisition will expand our existing position in the Permian Basin and increase oil production. Based on preliminary financial data, we expect the Acquisition will be accretive to 2010 cashflow. We cannot assure you, however, that the Acquisition will close on these terms, on a timely basis or at all. This offering is not conditioned upon closing of the Acquisition.

The assets consist primarily of six operated areas in the Central Basin Platform and greater Permian Basin area of west Texas and eastern New Mexico. These properties are characterized by multiple producing horizons including the Spraberry, Wolfcamp, Grayburg, San Andres and Wichita-Albany formations. Additionally, there are significant undeveloped properties in the Clear Fork formation. We believe these properties have been under-exploited and that there is an opportunity to generate substantial value through extending the existing producing fields, increased density drilling, improved oil recovery potential with our proven hydraulic fracturing methodology and enhanced pay identification through the use of modern logging applications. This Acquisition provides scale to accelerate growth in an area where we have developed in-house expertise to complete the formations more efficiently and economically.

Approximately 98% of the production is operated and the properties cover over 90,000 net acres of which nearly 80% is held by production. The Acquisition is expected to add wells producing approximately 7,670 Boepd and total proved reserves of 80 MMboe, 65% of which are liquids. In anticipation of closing this Acquisition, SandRidge has hedged over $975 million of additional oil revenue for 2010 through 2012. When combined with the existing natural gas and oil hedges in place, SandRidge now has approximately 70-75% of 2010 expected equivalent production hedged at $8.79 per Mcfe.

Unless otherwise specifically stated, the information included in this prospectus supplement, the accompanying prospectuses and documents incorporated by reference do not include information related to the Acquisition.

The foregoing estimates of reserves and production are based on estimates of our engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by Forest. We cannot assure you that these estimates of proved reserves and production are accurate. After such data is reviewed by an independent petroleum engineering firm, Permian Basin Acquisition reserves may differ materially from the amounts indicated above.

Audited historical financial information for the operations comprising the Permian Basin Acquisition is not currently available. We plan to file separate financial statements and pro forma financial information, as required by SEC rules, in a Current Report on Form 8-K within the prescribed time period following consummation of the Acquisition. Preliminary leasehold operating statements provided to us by Forest indicate that the properties comprising the Acquisition had revenues for the nine months ended September 30, 2009 and September 30, 2008 between $61.0 - $67.5 million and $156.5 - $173.0 million, respectively, while direct operating expenses for the same period were between $17.1 - $18.9 million and $28.0 - $30.9 million, respectively. Preliminary leasehold operating statements provided to us by Forest indicate that these properties’ revenues for the year ended December 31, 2008 were between $181.7 - $200.8 million while direct operating expenses for the same period were between $35.2 - $39.0 million.

The foregoing preliminary revenue and direct operating expense estimates were provided by Forest, are unaudited, and have not been reviewed by our independent accountants, PricewaterhouseCoopers LLP. We cannot assure you that these preliminary estimates are accurate.

Issuance of 6.0% Convertible Perpetual Preferred Stock

On November 30, 2009, we entered into an agreement to issue and sell 2,000,000 shares of our 6.0% convertible perpetual preferred stock, par value $0.001 per share and liquidation preference of $100 per share (the “6.0% Convertible Preferred Stock”), to Fairfax Financial Holdings Limited in a private placement exempt from registration under the Securities Act. The closing of the private placement of the 6.0% Convertible Preferred Stock is not conditioned on the consummation of this offering and is expected to occur on or about the same time as the closing of the Permian Basin Acquisition. We expect to receive net proceeds of approximately $200 million from the issuance of the 6.0% Convertible Preferred Stock.

Each share of 6.0% Convertible Preferred Stock will be convertible at any time on or after February 1, 2010 at the option of the holder into a number of shares of our common stock equal to the liquidation preference of $100 divided by the conversion price, which is initially $10.856 per share, subject to adjustments in certain circumstances. This results in an initial conversion rate of approximately 9.2115 shares of common stock per share of 6.0% Convertible Preferred Stock. Based on the initial conversion price, approximately 18,422,992 shares of common stock would be issuable upon conversion of all of the shares of 6.0% Convertible Preferred Stock to be issued in the private placement.

On the fifth anniversary of the issuance date, all outstanding shares of 6.0% Convertible Preferred Stock will be converted automatically into common stock at the then prevailing conversion price if all dividends are current as of such date. If there are accumulated dividends on the fifth anniversary of the issuance date that have not been paid, the 6.0% Convertible Preferred Stock will not automatically convert into common stock until the accumulated dividends are paid.

The annual dividend on each share of 6.0% Convertible Preferred Stock will be $6.00 and will be payable semiannually, in arrears, on each January 15 and July 15, commencing on July 15, 2010, when, as and if declared by the Company’s board of directors. The Company may, at its option, pay dividends in cash, common stock or any combination thereof.

Except as required by law or the Company’s Certificate of Incorporation, holders of the 6.0% Convertible Preferred Stock will have no voting rights unless dividends fall into arrears for three semiannual periods. Until such arrearage is paid in full, the holders will be entitled to elect two directors and the number of directors on the Company’s board of directors will increase by that same number.

We cannot assure you, however, that the 6.0% Convertible Preferred Stock private placement will close on these terms, on a timely basis or at all. This offering is not conditioned upon the closing of the 6.0% Convertible Preferred Stock private placement.

Other Recent Developments

On November 12, 2009, we announced our withdrawal from the bidding process for Crusader Energy Group Inc. (“Crusader”). On September 22, 2009, we entered into a Stock Purchase Agreement to purchase for a combination of cash and stock 100% of Crusader shares to be issued upon the effectiveness of its reorganization in bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas under Chapter 11 of the United States Bankruptcy Code. Pursuant to the terms of the Stock Purchase Agreement, we expect to receive a break-up fee of $7 million.

The Offering

Issuer	SandRidge Energy, Inc.

Shares of common stock offered by us	22,000,000 shares (25,600,000 shares if the underwriters’ over-allotment option is exercised in full).

Shares of common stock offered by Mr. Ward	2,000,000 shares.

Shares of common stock outstanding following this offering(1)	205,494,621 shares (209,094,621 shares if the underwriters’ over-allotment option is exercised in full).

Use of proceeds	The net proceeds of the sale of the shares offered by us will be used to finance a portion of the cash consideration payable in connection with the Permian Basin Acquisition. We will not receive any of the proceeds from the sale of shares by Mr. Ward. See “Use of Proceeds.”

Trading symbol for our common stock	Our common stock is listed on The New York Stock Exchange under the symbol “SD.”

(1)	The number of shares of common stock to be outstanding after this offering is based on 183,494,621 shares of common stock outstanding as of November 27, 2009 and excludes 33,073,325 shares of common stock issuable upon conversion of our currently outstanding convertible preferred stock.

Risk Factors

You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectuses entitled “Risk Factors,” as well as the other information included in or incorporated by reference in this prospectus supplement before deciding whether to invest in our common stock.

RISK FACTORS

An investment in our common stock involves risk. Before deciding to invest in our common stock, you should read and consider carefully the “Risk Factors” identified and discussed in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q for the periods ended June 30, 2009 and September 30, 2009, which are incorporated by reference in this prospectus supplement in the manner specified in the section entitled “Where You Can Find More Information.” These risk factors may be further updated in our subsequent periodic or current reports and incorporated herein by reference. Additionally, you should consider any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or free writing prospectus we issue in connection with this offering of common stock. The risk factors we discuss in these documents are those that we currently believe may materially affect our company or the common stock. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations, or could adversely affect the value of the common stock offered by this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $186.2 million (or approximately $216.8 million if the underwriters’ over-allotment option is exercised in full) after deducting the estimated expenses of the offering payable by us. We will not receive any of the proceeds from the sale of shares by Mr. Ward.

The net proceeds from this offering will be used to fund a portion of the cash consideration payable in connection with the Permian Basin Acquisition. The balance of the purchase price will be funded with the net proceeds of our 6.0% Convertible Preferred Stock and borrowings under our revolving credit facility. This offering is not conditioned on the closing of the Acquisition and there can be no assurance that we will complete the Acquisition. If the Acquisition is not completed, we intend to use the proceeds of this offering for general corporate purposes, which may include, among other things, funding our 2010 capital expenditures program.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2009:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale of our 6.0% Convertible Perpetual Preferred Stock described under “Summary—Recent Developments”; and

•

on an as further adjusted basis to give effect to (i) issuance of the common stock offered hereby and application of the net proceeds in connection with the Permian Basin Acquisition, (ii) payment of $200 million in cash in connection with the Acquisition, and (iii) drawdown of $413.8 million from our revolving credit facility in connection with the Acquisition.

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectuses. The as adjusted information may not reflect our cash, debt and capitalization in the future.

	As of September 30, 2009
	Actual	As Adjusted	As Further Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$14,642	$214,642	$14,642

Long term debt, including current maturities:
Revolving credit facility	—	—	413,798
Other secured long term debt	39,584	39,584	39,584
Senior Floating Rate Notes Due 2014	350,000	350,000	350,000
8.625% Senior Notes Due 2015	650,000	650,000	650,000
9.875% Senior Notes Due 2016	350,627	350,627	350,627
8.0% Senior Notes Due 2018	750,000	750,000	750,000

Total Debt	2,140,211	2,140,211	2,554,009

Stockholders’ equity:
Preferred stock, $0.001 par value; 50,000 shares authorized;
8.5% Convertible perpetual preferred stock—2,650 issued and outstanding; aggregate liquidation preference of $265,000	3	3	3
6.0% Convertible perpetual preferred stock no shares issued or outstanding (actual); 2,000 issued and outstanding (as adjusted and as further adjusted); aggregate liquidation preference of $200,000	—	2	2
Common stock, $0.001 par value; 400,000 shares authorized;
184,986 issued and 183,524 outstanding (actual and as adjusted); 206,986 issued and 205,524 outstanding (as further adjusted)	178	178	200
Additional paid-in capital	2,537,690	2,737,688	2,923,868
Treasury stock, at cost	(20,427)	(20,427)	(20,427)
Accumulated deficit	(2,708,459)	(2,708,459)	(2,708,459)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(191,015)	8,985	195,187

Noncontrolling interest	30	30	30

Total capitalization	$1,949,226	$2,149,226	2,749,226

PRICE RANGE OF COMMON STOCK

Our common stock is traded on The New York Stock Exchange under the symbol “SD.” The following table sets forth the range of high and low sales prices per share of our common stock for each calendar quarter.

	Sales Price
	High	Low
2009:
Fourth Quarter (through December 1, 2009)	$14.08	$8.63
Third Quarter	15.00	7.44
Second Quarter	11.84	6.31
First Quarter	8.79	4.49

2008:
Fourth Quarter	$19.54	$4.85
Third Quarter	69.41	17.46
Second Quarter	69.00	37.88
First Quarter	41.05	28.50

2007:
Fourth Quarter (from November 6, 2007)	$36.44	$29.53

On December 1, 2009, the closing sale price of our common stock, as reported by The New York Stock Exchange, was $8.99 per share. On September 30, 2009, there were approximately 242 holders of record.

DIVIDEND POLICY

We have neither declared nor paid any cash dividends on our common stock, and we do not anticipate declaring any dividends in the foreseeable future. We expect to retain our cash for the operation and expansion of our business, including exploration, development and production activities. In addition, our revolving credit facility and certain of our indentures contain restrictions on the payment of dividends to the holders of our common stock.

SELLING STOCKHOLDER

Tom L. Ward, our Chairman, Chief Executive Officer and President, is offering 2,000,000 shares of our common stock pursuant to this prospectus supplement. We refer to Mr. Ward as the “selling stockholder” in this prospectus supplement. The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of November 27, 2009, when there were 183,494,621 shares of our common stock outstanding as well as the selling stockholder’s beneficial ownership after giving effect to this offering. The information presented below is based solely on our review of information provided by the selling stockholder.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned	Number of Shares of Common Stock That May be Sold	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
Tom L. Ward(1)	26,385,892	(2)	14.4%	2,000,000	24,385,892	11.9%

(1)	Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President since December 2006.

(2)	Includes (i) 79,000 shares of common stock held through an IRA, (ii) 2,636,754 shares of common stock held by TLW Properties, L.L.C., for which Mr. Ward exercises voting and dispositive power, (iii) 20,000 shares of common stock held by Mr. Ward’s minor child, (iv) 31,200 shares of common stock held by Solon L. Bloomer Family Partners Limited Partnership II, an entity for which Mr. Ward serves as a general partner exercising voting and dispositive power over the shares, and (v) 3,003 shares of common stock held in a 401(k) account.

In addition, Mr. Ward has granted a warrant to Pooled CIT Investments, L.L.C. for the purchase of up to 6,672,598 shares of common stock. Mr. Ward has pledged 25,994,095 of the shares of common stock listed in the table above as security for personal loans.

CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation or partnership (including any entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, or of any political subdivision of the United States (unless, in the case of a partnership, U.S. Treasury Regulations are adopted which provide otherwise);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

In any calendar year, an individual may be treated for U.S. federal income tax purposes as a resident of the United States by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days on which such individual was present in the current year, one-third of the days in the immediately preceding year and one-sixth of the days in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens. This discussion does not consider:

•	U.S. state or local or non-U.S. tax consequences;

•

all aspects of U.S. federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, in the case of a non-U.S. holder that is an entity treated as a partnership for U.S. federal income tax purposes, the fact that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•

special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations and administrative and judicial interpretations, all as of the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset.

Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Distributions on Common Stock

We do not expect to pay any cash distributions on our common stock in the foreseeable future; however, in the event that we do make such cash distributions, these distributions generally will constitute dividends for U.S.

federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any amount paid in excess of such earnings and profits generally will be treated as a recovery of tax basis, to the extent thereof, and then gain from sale. Distributions paid to non-U.S. holders of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business generally will be subject to U.S. withholding tax at a 30% rate, or if an income tax treaty applies, a lower rate specified by the treaty.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to provide an Internal Revenue Service Form W-8 BEN and meet certain other requirements. However,

•

in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•

in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust” or “foreign grantor trust” as defined in the U.S. Treasury Regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury Regulations and the certification requirements applicable to it.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, we will not withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements (including providing Internal Revenue Service Form W-8 ECI). In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

Disposition of Common Stock

We believe that we are a United States real property holding corporation. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Notwithstanding our status as a United States real property holding corporation, a non-U.S. holder of our common stock generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the rates and in the manner applicable to United States persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; or

•

the non-U.S. holder actually or constructively owns more than five percent of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock, provided that our common stock is “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and applicable Treasury Regulations, during the calendar year in which the sale or other disposition occurs.

Non-United States holders should consult their own tax advisors with respect to the application of the foregoing rules.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder for U.S. federal estate tax purposes at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

Generally, we or an intermediary must report annually to any non-U.S. holder and the U.S. Internal Revenue Service the amount of any dividends paid to such holder, the holder’s name and address, and the amount, if any, of tax withheld. Copies of the information returns reporting those dividends and amounts withheld also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of any applicable income tax treaty or exchange of information agreement.

In addition to information reporting requirements, dividends paid to a non-U.S. holder may be subject to U.S. backup withholding tax. A non-U.S. holder generally will be exempt from this backup withholding tax, however, if such holder properly provides a Form W-8BEN certifying that such holder is a non-United States person or otherwise establishes an exemption and we do not know or have reason to know that the holder is a United States person.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a non-U.S. holder sells shares of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the non-U.S. holder sells shares of our common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal tax purposes; or

•

is a foreign partnership, if at any time during its tax year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless such holder properly provides a Form W-8BEN certifying that such holder is not a United States person or otherwise establishes an exemption, and we do not know or have reason to know that such holder is a United States person.

A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s U.S. federal income tax liability by timely filing a properly completed claim for refund with the U.S. Internal Revenue Service.

UNDERWRITING

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets Corporation are acting as the representatives of the underwriters and book-running managers of this offering. Under the terms of an underwriting agreement by and among us, the selling stockholder and the representatives of the underwriters, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectuses, each of the underwriters named below has severally agreed to purchase from us and the selling stockholder the respective number of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	7,200,001
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,600,000
RBC Capital Markets Corporation	3,600,000
Deutsche Bank Securities Inc.	1,440,000
Howard Weil Incorporated	1,440,000
J.P. Morgan Securities Inc.	1,440,000
Simmons & Company International	1,440,000
Tudor, Pickering, Holt & Co. Securities, Inc.	1,440,000
BNP Paribas Securities Corp.	342,857
Calyon Securities (USA) Inc.	342,857
Comerica Securities, Inc.	342,857
Johnson Rice & Company L.L.C.	342,857
Mitsubishi UFJ Securities (USA), Inc.	342,857
RBS Securities Inc.	342,857
SunTrust Robinson Humphrey, Inc.	342,857

Total	24,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us or the selling stockholder for the shares.

	No Exercise	Full Exercise
Per Share	$0.354	$0.354
Total	$8,496,000	$9,770,400

The representatives of the underwriters have advised us and the selling stockholder that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.2124 per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $710,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 3,600,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 24,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, the selling stockholder and our senior executive officers and directors have agreed that, without the prior written consent of Barclays Capital Inc., on behalf of the underwriters, none of us will, during the period ending 60 days after the date of this prospectus supplement:

•

offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

•

make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities; or

•	publicly disclose the intention to do any of the foregoing,

whether any such transaction described above is to be settled by delivery of our common stock or other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares of our common stock to the underwriter in this offering;

•	the sale of the 6% Convertible Perpetual Preferred Stock, as described in “Summary—Recent Developments”;

•

the issuance by us of shares of common stock upon conversion, redemption, exchange or otherwise pursuant to the terms of our convertible preferred stock or upon the exercise of an option, or a warrant or a similar security or the conversion of a security outstanding on the date hereof and reflected in this prospectus supplement and the accompanying prospectuses;

•

the grants by us of options or stock, or the issuance by us of stock, under our benefit plans (or the filing of one or more registration statements covering such issuances or grants) described in this prospectus supplement and the accompanying prospectuses;

•	the offer of common stock in connection with any acquisition; and

•	the filing of a registration statement pursuant to outstanding registration rights held by certain stockholders.

The lock-up agreement that the selling stockholder entered into contains an exception for 25,994,095 shares of our common stock that he pledged as a portion of the collateral for a personal loan and any additional shares of our common stock he may pledge as collateral for such loan. If the selling stockholder defaults on this loan, the lender may foreclose on and sell these shares pursuant to an exemption under the Securities Act notwithstanding the lock-up agreement. The lock-up agreement also contains an exception for a warrant granted by the selling stockholder for the purchase of up to 6,672,598 shares of our common stock.

Indemnification

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. The underwriters may close out any naked short position by purchasing shares in the open market using these same criteria. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we, selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholder nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and the accompanying prospectuses in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectuses in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectuses or the registration statement of which this prospectus supplement and the accompanying prospectuses forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectuses, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectuses.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may in the future provide, investment banking and other services to us for which they have received or may in the future receive customary fees and commissions.

Selling Restrictions

Brunei

This prospectus has been provided at your request strictly for your information purposes only, and does not constitute and shall not be construed as an offer to sell the securities described here or an invitation to make an offer to buy or to apply to subscribe for such securities. We and Agents do not provide any investment advice or recommendations on the securities described here. This prospectus is not a prospectus for purposes of the Brunei Companies Act, Cap 39 and has not been registered as such. Neither our company, Agents, nor any of our or their affiliates are licensed as dealers or an investment adviser under the Brunei Securities Order, 2001, nor are they or any of their affiliates registered or incorporated under the Brunei Companies Act, Cap 39. This prospectus has been provided to you solely for your own purposes and must not be copied, redistributed or circulated to any other person without the prior consent of our company or Agents.

China

The shares may not be offered or sold directly or indirectly in the People’s Republic of China (the “PRC”) (which, for such purposes, does not include the Hong Kong or Macau Special Administrative Regions or Taiwan). Neither this prospectus nor any material or information contained or incorporated by reference herein relating to the shares, which have not been and will not be submitted to or approved/verified by or registered with the China Securities Regulatory Commission (“CSRC”) or other relevant governmental authorities in the PRC pursuant to relevant laws and regulations, may be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the shares in the PRC. The material or information contained or incorporated by reference herein relating to the shares does not constitute an offer to sell or the solicitation of an offer to buy any securities in the PRC. The shares may only be offered or sold to the PRC investors that are authorized to engage in the purchase of shares of the type being offered or sold. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, any which may be required from the CSRC, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC regulations, including, but not limited to, all relevant foreign exchange regulations and/or foreign investment regulations.

Dubai International Finance Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

The Emirate of Dubai, United Arab Emirates

This prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

By receiving this prospectus, the person or entity to whom it has been issued understands, acknowledges and agrees that this prospectus has not been approved by the UAE Central Bank, the Emirates Securities or Commodities Authority (“ESCA”) or any other authorities in the UAE, nor has the placement agent, if any, received authorization or licensing from the UAE Central Bank, ESCA or any other authorities in the United Arab Emirates to market or sell securities or other investments within the United Arab Emirates. No marketing of any financial products or services has been or will be made from within the United Arab Emirates and no subscription to any securities or other investments may or will be consummated within the United Arab Emirates. It should not be assumed that the placement agent, if any, is a licensed broker, dealer or investment advisor under the laws applicable in the United Arab Emirates, or that it advises individuals resident in the United Arab Emirates as to the appropriateness of investing in or purchasing or selling securities or other financial products. The shares may not be offered or sold directly or indirectly to the public in the United Arab Emirates. This does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

By receiving this prospectus, the person or entity to whom it has been issued understands, acknowledges and agrees that the shares have not been and will not be offered, sold or publicly promoted or advertised in the

Dubai International Financial Centre other than in compliance with laws applicable in the Dubai International Financial Centre, governing the issue, offering or sale of securities. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts,

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer, or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in that Member State.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Hong Kong

The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No registration has been made under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the common stock. The shares of common stock are being offered in a private placement to: (i) “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL; or (ii) up to 49 investors under Article 2, Paragraph 3, Item 2 iii of the FIEL. Any QII acquiring the common stock in this offer may not transfer or resell those shares except to other QIIs.

Korea

The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Malaysia

The shares may not be offered or purchased and no invitation to purchase the shares may be made, directly or indirectly, to persons in Malaysia other than to corporations (including offshore companies under the Offshore Companies Act 1990 in the Federal Territory of Labuan) with total net assets exceeding RM10 million or its equivalent in foreign currencies, high net worth individuals with total net personal assets exceeding RM3 million or its equivalent in foreign currencies and principals that enter into transactions of a minimum value of RM250,000 or its equivalent in foreign currencies for each transaction.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the

Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii)	where no consideration is or will be given for the transfer; or

(iv)	where the transfer is by operation of law.

By accepting this prospectus supplement, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China pursuant to relevant securities laws and regulations and may not be offered or sold in

Taiwan, the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan, the Republic of China that requires a registration or approval of the Financial Supervisory Commission of Taiwan, the Republic of China. No person or entity in Taiwan, the Republic of China has been authorized to offer or sell the shares in Taiwan, the Republic of China.

United Kingdom

The underwriters have represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

LEGAL

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Covington & Burling LLP, Washington, DC, and for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The estimated reserve evaluations and related calculations for our WTO, East Texas, Gulf of Mexico, Gulf Coast and certain other properties as of December 31, 2006, 2007 and 2008 have been incorporated by reference in this prospectus supplement in reliance upon the report of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering. The estimated reserve evaluations and related calculations for our SandRidge CO2 properties as of December 31, 2006, 2007 and 2008 have been incorporated by reference in this prospectus supplement in reliance upon the report of DeGolyer and MacNaughton, independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering.

PROSPECTUS

SandRidge Energy, Inc.

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Guarantee of Debt Securities of SandRidge Energy, Inc. by:

SandRidge Onshore, LLC

Lariat Services, Inc.

SandRidge Operating Company

Integra Energy, LLC

SandRidge Exploration and Production, LLC

SandRidge Tertiary, LLC

SandRidge Midstream, Inc.

SandRidge Offshore, LLC

SandRidge Holdings, Inc.

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we offer pursuant to this prospectus may be fully and unconditionally guaranteed by certain of our subsidiaries, including SandRidge Onshore, LLC; Lariat Services, Inc.; SandRidge Operating Company; Integra Energy, LLC; SandRidge Exploration and Production, LLC; SandRidge Tertiary, LLC; SandRidge Midstream, Inc.; SandRidge Offshore, LLC; and SandRidge Holdings, Inc.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “SD.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 13, 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “SandRidge,” “we” or “our” are to SandRidge Energy, Inc. and its subsidiaries.

THE COMPANY

We are an independent natural gas and crude oil company concentrating on exploration, development and production activities. We also own and operate drilling rigs and conduct related oil field services, and we own and operate interests in gas gathering, marketing and processing facilities and CO2 gathering and transportation facilities.

Our principal executive offices are located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. Our common stock is listed on the New York Stock Exchange under the symbol “SD.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-33784) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•

our Current Reports on Form 8-K filed on each of January 14, 2009, January 21, 2009, March 9, 2009 and April 6, 2009 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•

the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Richard J. Gognat

Corporate Secretary

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102-6406

(405) 429-5500

We also maintain a website at http://www.sandridgeenergy.com. However, the information on our website is not part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include projections and estimates concerning capital expenditures, our liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, elements of our business strategy and other statements concerning our operations, economic performance and financial condition. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. These forward-looking statements speak only as of the date of this prospectus; we disclaim any obligation to update or revise these statements unless required by securities law, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent SEC filings and those factors summarized below:

•	the volatility of natural gas and crude oil prices;

•	uncertainties in estimating natural gas and crude oil reserves;

•	the need to replace the natural gas and crude oil reserves we produce;

•	our ability to execute our growth strategy by drilling wells as planned;

•	the need to drill productive, economically viable natural gas and crude oil wells;

•	risks and liabilities associated with acquired properties;

•	the amount, nature and timing of capital expenditures, including future development costs, required to develop the WTO;

•	concentration of operations in the WTO;

•	economic viability of WTO production with high CO2 content;

•	availability of natural gas production for our midstream services operations;

•	limitations of seismic data;

•	risks associated with drilling natural gas and crude oil wells;

•	availability of satisfactory natural gas and crude oil marketing and transportation;

•	availability and terms of capital;

•	substantial existing indebtedness;

•	limitations on operations resulting from debt restrictions and financial covenants;

•	potential financial losses or earnings reductions from commodity derivatives;

•	competition in the oil and gas industry;

•	general economic conditions, either internationally or domestically or in the jurisdictions in which we operate;

•	costs to comply with current and future governmental regulation of the oil and gas industry, including environmental, health and safety laws and regulations; and

•	the need to maintain adequate internal control over financial reporting.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

You should consider carefully the risks below together with all of the other information included in, or incorporated by reference into, this prospectus before deciding whether to invest in our securities.

Risks Related to Our Common Stock

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations.

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations, even if an active trading market develops. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our reserve estimates and quarterly operating results;

•	liquidity and the registration of our common stock for public resale;

•	sales of our common stock by our stockholders;

•	changes in natural gas and oil prices;

•	changes in our cash flows from operations or earnings estimates;

•	publication of research reports about us or the exploration and production industry generally;

•	increases in market interest rates, which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	speculation in the press or investment community regarding our business;

•	large volume of sellers of our common stock pursuant to our resale registration statement with a relatively small volume of purchasers;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. Our senior credit facility and the indentures governing our outstanding notes restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock.

Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	a classified board of directors, so that only approximately one-third of our directors are elected each year;

•	limitations on the removal of directors;

•	limitations on the ability of our stockholders to call special meetings; and

•	advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

Delaware law prohibits us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

Risks Related to Our Debt Securities

We may incur substantial additional indebtedness, including debt ranking equal to any new debt securities.

Subject to the restrictions in instruments governing our outstanding debt (including our revolving credit facility), we and our subsidiaries may be able to incur substantial additional debt in the future. Although the instruments governing our outstanding debt contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt levels, the substantial leverage-related risks described above would increase.

If we or a Subsidiary Guarantor incur any additional debt that ranks equally with any new debt securities (or with the guarantee thereof), including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such Subsidiary Guarantor. This may have the effect of reducing the amount of proceeds paid to you in connection with such a distribution.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our revolving credit facility and the indentures governing our outstanding notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our ability to repay our debt is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own some of our assets and conduct some of our operations. Accordingly, repayment of our indebtedness will be dependent, in part, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are Subsidiary Guarantors, our subsidiaries will not have any obligation to pay amounts due on any new debt securities or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on any new debt securities.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on any new debt securities and substantially decrease the market value of any new debt securities. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our revolving credit facility and the indentures governing our outstanding notes), we could be in default under the terms of the agreements governing such indebtedness, including our revolving credit facility and the indentures governing our outstanding notes. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Insolvency and fraudulent transfer laws and other limitations may preclude the recovery of payment under any new debt securities and the guarantees.

Any debt securities we offer pursuant to this prospectus may be guaranteed by certain of our subsidiaries. See “About the Subsidiary Guarantors.” Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to avoid all or a portion of the obligations of the Subsidiary Guarantors pursuant to their guarantees of any new debt securities, or to subordinate a Subsidiary Guarantor’s obligations under such guarantee to claims of its other creditors, reducing or eliminating the noteholders’ ability to recover under such guarantees. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, debt securities or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the Subsidiary Guarantors, as applicable, issued the debt securities or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the Subsidiary Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the debt securities or incurring the guarantees and, in the case of (2) only, one of the following is also true:

•

we or any of the Subsidiary Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the debt securities or the incurrence of the guarantees or subsequently become insolvent for other reasons;

•

the issuance of the debt securities or the incurrence of the guarantees left us or any of the Subsidiary Guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•

we or any of the Subsidiary Guarantors intended to, or believed that we or such Subsidiary Guarantor would, incur debts beyond our or such Subsidiary Guarantor’s ability to pay such debts as they mature; or

•

we or any of the Subsidiary Guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such Subsidiary Guarantor if, in either case, after final judgment, the judgment is unsatisfied.

ABOUT THE SUBSIDIARY GUARANTORS

Certain of our subsidiaries, which we refer to as the “Subsidiary Guarantors” in this prospectus, may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. The Subsidiary Guarantors include: SandRidge Onshore, LLC; Lariat Services, Inc.; SandRidge Operating Company; Integra Energy, LLC; SandRidge Exploration and Production, LLC; SandRidge Tertiary, LLC; SandRidge Midstream, Inc.; SandRidge Offshore, LLC; and SandRidge Holdings, Inc. Financial information concerning our Subsidiary Guarantors and non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges plus preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2008		2007	2006	2005	2004
Ratio of earnings to fixed charges		(a)	1.6	2.0	6.0	10.7
Ratio of earnings to fixed charges and preferred dividends		(b)	1.1	1.6	6.0	10.7

(a)	Due to our loss for the year ended December 31, 2008, the ratio coverage was less than 1:1. We would have needed additional earnings of $1,480.9 million to achieve coverage of 1:1.

(b)	Due to our loss for the year ended December 31, 2008, the ratio coverage was less than 1:1. We would have needed additional earnings of $1,497.1 million to achieve coverage of 1:1.

The ratios were computed by dividing earnings by fixed charges and by fixed charges plus preferred stock dividends, respectively. For this purpose, “earnings” includes income from continuing operations before income taxes adjusted for (i) undistributed income or loss from equity investees, (ii) amortization of capitalized interest and (iii) fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense (including interest capitalized during the period), amortization of deferred financing costs and the portion of rent expense we believe is representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of SandRidge and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of Debt Securities, SandRidge Onshore, LLC, Lariat Services, Inc., SandRidge Operating Company, Integra Energy, LLC, SandRidge Exploration and Production, LLC, SandRidge Tertiary, LLC, SandRidge Midstream, Inc., SandRidge Offshore, LLC or SandRidge Holdings, Inc. (each a “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “—Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) each date on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) each place where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to SandRidge Energy, Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to SandRidge Energy, Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1) to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to holders of Debt Securities;

(2) to make any changes that would add any additional covenants for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3) to add any additional Events of Default;

(4) to provide for uncertificated notes in addition to or in place of certificated notes;

(5) to secure the Debt Securities;

(6) to establish the form or terms of any series of Debt Securities;

(7) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8) to cure any ambiguity, defect or inconsistency;

(9) to add Subsidiary Guarantors; or

(10) in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10) modify such provisions with respect to modification, amendment or waiver; or

(11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)	either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt

Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance”.

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “—Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It Is Our Creditor

Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee

Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2008, we had 166,046,111 outstanding shares of common stock. We have no outstanding options to purchase common stock, but we have granted restricted stock awards for 2,993,073 shares of common stock (other than shares cancelled or forfeited) as of December 31, 2008. As of December 31, 2008, we had no shares of preferred stock outstanding, but we issued 2,650,000 shares of our 8.5% Convertible Perpetual Preferred Stock on January 21, 2009.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors may, without any action by holders of the common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix or change the number of shares constituting any class or series of preferred stock; and

•	establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then-prevailing market price.

8.5% Convertible Perpetual Preferred Stock

As of the date of this prospectus, 2,650,000 shares of our 8.5% Convertible Perpetual Preferred Stock (the “Convertible Preferred Stock”) were issued and outstanding. Each share of Convertible Preferred Stock is convertible at any time on or after April 15, 2009 at the option of the holder thereof into a number of shares of our common stock equal to the liquidation preference of $100 divided by the conversion price, which is initially $8.0125 per share and is subject to specified adjustments. This results in an initial conversion rate of approximately 12.4805 shares of common stock per share of Convertible Preferred Stock. Based on the initial conversion price, approximately 33,073,323 shares of common stock would be issuable upon conversion of all of the outstanding shares of the Convertible Preferred Stock.

The annual dividend on each share of Convertible Preferred Stock is $8.50 and is payable semiannually, in arrears, on each February 15 and August 15, commencing on February 15, 2010, when, as and if declared by our board of directors. No dividends will accrue or accumulate prior to August 15, 2009. We may, at our option, pay dividends in cash, common stock or any combination thereof.

Except as required by law or the our certificate of incorporation, holders of the Convertible Preferred Stock will have no voting rights unless dividends fall into arrears for three semiannual periods. Until such arrearage is paid in full, the holders will be entitled to elect two directors and the number of directors on our board of directors will increase by that same number.

At any time on or after February 20, 2014, we may at our option cause all outstanding shares of the Convertible Preferred Stock to be automatically converted into common stock at the then-prevailing conversion price, if the closing sale price of our common stock exceeds 130% of the then-prevailing conversion price for a specified period prior to the conversion.

If a holder elects to convert shares of Convertible Preferred Stock upon the occurrence of certain specified fundamental changes, we may be obligated to deliver an additional number of shares above the applicable conversion rate to compensate the holder for lost option value.

Amended and Restated Shareholders Agreement

In connection with the closing of our acquisition of NEG Oil & Gas LLC (the “NEG Acquisition”), we entered into a Shareholders Agreement with certain of our stockholders, including Tom L. Ward, our Chairman, Chief Executive Officer and President, N. Malone Mitchell 3rd, a director at that time, and affiliates of American Real Estate Partners, LP (“AREP”). The Shareholders Agreement was subsequently amended and restated in connection with the sale of the shares held by AREP to other stockholders (the “New Investors”). The Amended and Restated Shareholders Agreement contains certain restrictions on transfer, tag-along rights, a selected preemptive right and registration rights, each of which is described more fully below.

Tag-Along Rights. If Messrs. Ward or Mitchell propose to sell shares of our common stock (other than to family members and affiliates other than SandRidge) in excess of 3% of our outstanding common stock on a fully diluted basis (other than to family members and affiliates other than SandRidge pursuant to Rule 144 or in a registered offering other than a block trade), the New Investors have the right to elect to sell their proportionate number of shares of our common stock on the same terms. The tag-along rights expire on the earlier of (i) the date upon which the New Investors cease to own at least 20% of our shares of common stock on purchased from affiliates of AREP and (ii) two years following a qualified public offering.

Registration Rights. The Amended and Restated Shareholders Agreement provides each of Mr. Ward, Mr. Mitchell and the affiliates of AREP certain registration rights. For a description of these rights, please read “—Registration Rights—Amended and Restated Shareholders Agreement.”

Ares Shareholder Agreement

In connection with our March 2007 private placement, we entered into a Shareholders Agreement (the “Ares Shareholders Agreement”) with certain affiliates of Ares Management LLC (“Ares”) and Mr. Ward. The Ares Shareholder Agreement contains tag-along rights and a voting requirement, each of which is described more fully below.

Tag-Along Rights. If Mr. Ward proposes to sell shares of common stock (other than to family members and affiliates other than SandRidge), he has agreed to use commercially reasonable efforts to structure such sale in a manner as to allow Ares to sell the same proportionate amount of its shares on the same terms. To the extent Ares is unable to sell its proportionate amount of shares as a result of other tag-along rights, Mr. Ward shall decrease the amount of shares he is selling to allow for Ares to sell the same proportionate amount of its shares as Mr. Ward. The tag-along rights expire two years following the completion of the offering.

Registration Rights

Amended and Restated Shareholders Agreement. Pursuant to an Amended and Restated Shareholders Agreement among us and certain of our stockholders, including Messrs. Ward and Mitchell and certain of their respective affiliates, we have agreed to allow such parties to offer their shares of our common stock in certain future registered offerings of our common stock, subject to our priority and customary limitations. We have also agreed to use our reasonable best efforts to cause a shelf registration statement to become effective with respect to the securities held by the stockholders party to the Amended and Restated Shareholders Agreement upon their request. Such request may not be made within 120 days of the effectiveness of a registration statement requested pursuant to the Amended and Restated Shareholders Agreement or that such stockholders are entitled to participate in pursuant to the Amended and Restated Shareholders Agreement. The stockholders party to the agreement (other than Messrs. Ward and Mitchell and their affiliates) may transfer their registration rights under this agreement in connection with sales in excess of 2,000,000 shares of our common stock.

Additional Registration Rights. We entered into registration rights agreements with certain of our stockholders, including Messrs. Ward and Mitchell, on November 21, 2006 and March 20, 2007. Pursuant to these registration rights agreements, we have agreed to allow such parties to offer their shares of our common stock in certain future registered offerings of our common stock, subject to our priority and customary limitations. In addition, we have entered into a registration rights agreement with Mr. George B. Kaiser dated February 16, 2009, which requires us to register certain shares included in this registration statement, as well as any shares that may be purchased in the future under a warrant.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Written Consent of Stockholders

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office.

Special Meetings of Stockholders

Our bylaws preclude the ability of our stockholders to call special meetings of stockholders.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, the ability of our stockholders to remove directors without cause is precluded.

Classified Board

Only one of three classes of directors is elected each year.

Limitation of Liability of Officers and Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Business Combination Under Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

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the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would become effective 12 months after the adoption of the amendment and would not apply to any business combination with any person who became an interested stockholder on or before the adoption of the amendment.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently no market for any of the securities, other than the shares of common stock listed on the New York Stock Exchange. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing the debt securities on any securities exchange; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P, Houston, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The estimated reserve evaluations and related calculations for our SandRidge CO2 properties as of December 31, 2006, 2007 and 2008 have been included in this offering memorandum in reliance upon the report of DeGolyer and MacNaughton, independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering. The estimated reserve evaluations and related calculations for our WTO, East Texas, Gulf of Mexico, Gulf Coast and certain other properties as of December 31, 2006, 2007 and 2008 have been included in this offering memorandum in reliance upon the report of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering.

PROSPECTUS

47,776,451 Shares

SandRidge Energy, Inc.

Common Stock

This prospectus relates to up to 47,776,451 shares of the common stock of SandRidge Energy, Inc., which may be offered for sale by the selling stockholders named in this prospectus. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read “Plan of Distribution.”

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “SD.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 13, 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this prospectus, the selling stockholders may sell the shares of common stock described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “SandRidge,” “we” or “our” are to SandRidge Energy, Inc. and its subsidiaries.

THE COMPANY

We are an independent natural gas and crude oil company concentrating on exploration, development and production activities. We also own and operate drilling rigs and conduct related oil field services, and we own and operate interests in gas gathering, marketing and processing facilities and CO2 gathering and transportation facilities.

Our principal executive offices are located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. Our common stock is listed on the New York Stock Exchange under the symbol “SD.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-33784) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•

our Current Reports on Form 8-K filed on each of January 14, 2009, January 21, 2009, March 9, 2009 and April 6, 2009 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•

the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in

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a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Richard J. Gognat

Corporate Secretary

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102-6406

(405) 429-5500

We also maintain a website at http://www.sandridgeenergy.com. However, the information on our website is not part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include projections and estimates concerning capital expenditures, our liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, elements of our business strategy and other statements concerning our operations, economic performance and financial condition. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. These forward-looking statements speak only as of the date of this prospectus; we disclaim any obligation to update or revise these statements unless required by securities law, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent SEC filings and those factors summarized below:

•	the volatility of natural gas and crude oil prices;

•	uncertainties in estimating natural gas and crude oil reserves;

•	the need to replace the natural gas and crude oil reserves we produce;

•	our ability to execute our growth strategy by drilling wells as planned;

•	the need to drill productive, economically viable natural gas and crude oil wells;

•	risks and liabilities associated with acquired properties;

•	the amount, nature and timing of capital expenditures, including future development costs, required to develop the WTO;

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•	concentration of operations in the WTO;

•	economic viability of WTO production with high CO2 content;

•	availability of natural gas production for our midstream services operations;

•	limitations of seismic data;

•	risks associated with drilling natural gas and crude oil wells;

•	availability of satisfactory natural gas and crude oil marketing and transportation;

•	availability and terms of capital;

•	substantial existing indebtedness;

•	limitations on operations resulting from debt restrictions and financial covenants;

•	potential financial losses or earnings reductions from commodity derivatives;

•	competition in the oil and gas industry;

•	general economic conditions, either internationally or domestically or in the jurisdictions in which we operate;

•	costs to comply with current and future governmental regulation of the oil and gas industry, including environmental, health and safety laws and regulations; and

•	the need to maintain adequate internal control over financial reporting.

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RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

You should consider carefully the risks below together with all of the other information included in, or incorporated by reference into, this prospectus before deciding whether to invest in our securities.

Risks Related to Our Common Stock

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations.

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations, even if an active trading market develops. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our reserve estimates and quarterly operating results;

•	liquidity and the registration of our common stock for public resale;

•	sales of our common stock by our stockholders;

•	changes in natural gas and oil prices;

•	changes in our cash flows from operations or earnings estimates;

•	publication of research reports about us or the exploration and production industry generally;

•	increases in market interest rates, which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	speculation in the press or investment community regarding our business;

•	large volume of sellers of our common stock pursuant to our resale registration statement with a relatively small volume of purchasers;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. Our senior credit facility

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and the indentures governing our outstanding notes restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock.

Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	a classified board of directors, so that only approximately one-third of our directors are elected each year;

•	limitations on the removal of directors;

•	limitations on the ability of our stockholders to call special meetings; and

•	advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

Delaware law prohibits us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of such common stock.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to 47,776,451 shares of our common stock by the selling stockholders identified below. No offer or sale may occur unless this prospectus has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such common stock. We are required to update this prospectus to reflect material developments in our business, financial position and results of operations.

The selling stockholders listed below may from time to time offer and sell pursuant to this prospectus all of the common shares covered by this prospectus as indicated in the table below. The common shares being offered by the selling stockholders are outstanding and were originally issued as follows:

•	common shares issued in connection with a private placement of common shares to eligible institutional investors in November 2006;

•	common shares issued in connection with a private placement to eligible institutional investors in March 2007;

•	common shares purchases from a third party in April 2007; and

•	common shares sold by Tom L. Ward, our Chairman, Chief Executive Officer and President, to George B. Kaiser in December 2008.

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The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of April 8, 2009, when there were 167,456,399 shares of our common stock outstanding. Unless set forth below, none of the selling stockholders selling in connection with the prospectus has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus. The information presented below is based solely on our review of information provided by the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned	Number of Shares of Common Stock That May Be Sold	Number of Shares of Common Stock Beneficially Owned After Offering
Ares Corporate Opportunities Fund II, L.P.(1)	5,901,309		3.5%	5,901,309	0
Ares SandRidge Co-Invest LLC(1)	400		*	400	0
Ares SandRidge, L.P.(1)	1,597,481		1.0%	1,597,481	0
Ares SandRidge 892 Investors, L.P.(1)	2,501,210		1.5%	2,501,210	0
George B. Kaiser(2)	8,146,797		4.9%	8,146,797	0
George Kaiser Family Foundation(3)	1,060,100		*	750,000	310,100
Pooled CIT Investments, L.L.C.(4)	6,672,598	(5)	4.0%	6,672,598	0
TLW Properties, L.L.C.(6)	5,636,754		3.4%	5,636,754	0
Tom L Ward(7)	29,051,577	(8)	17.3%	16,569,402	12,482,175	(9)

*	Less than one percent.

(1)	Ares Management LLC (“Ares Management”) is a private investment management firm that indirectly controls Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), Ares SandRidge, L.P. (“Ares SandRidge”), Ares SandRidge 892 Investors, L.P. (“Ares 892 Investors”) and Ares SandRidge Co-Invest, LLC (“ACOF Co-Invest”), each of which is a record holder of our common stock (together with Ares SandRidge and Ares 892 Investors, the “ACOF II AIVs”). The general partner of ACOF II, Ares SandRidge and Ares 892 Investors is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). Each of ACOF Operating Manager II and ACOF Co-Invest is controlled by Ares Management, which, in turn, is indirectly controlled by Ares Partners Management Company LLC. Each of the foregoing entities (collectively, the “Ares Entities”) and the officers, partners, members and managers thereof, other than ACOF II and the ACOF II AIVs, disclaims beneficial ownership of the shares of common stock owned by ACOF II and the ACOF II AIVs, except to the extent of any pecuniary interest therein. Includes 788 vested restricted stock units held by Mr. Jeffrey Serota, one of our directors, as nominee on behalf of, and for the sole benefit of, Ares Management. Mr. Serota has assigned all economic, pecuniary and voting rights in respect of these securities to Ares Management. Mr. Serota is associated with Ares Management and certain of the other Ares Entities.

(2)	An affiliate of such selling stockholder is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act. The selling stockholder has represented that the selling stockholder (i) purchased the securities for the selling stockholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling stockholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

(3)	Frederic Dorwart, Philip Lakin and Philip Frohlich serve as trustees.

(4)	Frederic Dorwart exercises voting and dispositive power over shares held by Pooled CIT Investments, L.L.C.

(5)

Pooled CIT Investments, L.L.C. holds a warrant issued by Tom L. Ward, our Chairman, Chief Executive Officer and President. The warrant is immediately exercisable for the purchase of up to 6,672,598 shares of our common stock from Mr. Ward at an exercise price of $5.62 per share. The warrant expires on December 31, 2013. The exercise of the warrant is limited to cash settlement unless and until any third-party

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security interests in the underlying shares of common stock are released, and if any such security interests are not released by December 31, 2009, the expiration date of the warrant will be extended by the number of days beginning on December 31, 2009 and ending on the date such security interests are released.

(6)	Tom L. Ward, our Chairman, Chief Executive Officer and President, serves as Manager of TLW Properties, L.L.C. Mr. Ward exercises voting and dispositive power over shares held by TLW Properties, L.L.C.

(7)	Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President since December 2006.

(8)	Includes (i) 79,000 shares of common stock held through an IRA; (ii) 5,636,754 shares of common stock held by TLW Properties, L.L.C., for which Mr. Ward exercises voting and dispositive power; (iii) 20,000 shares of common stock held by Mr. Ward’s minor child, the beneficial ownership of which Mr. Ward disclaims; (iv) 31,200 shares of common stock held by Solon L. Bloomer Family Partners Limited Partnership II, an entity for which Mr. Ward serves as a general partner exercising voting and dispositive power over the shares; (v) 3,003 shares of common stock held in a 401(k) account; and (vi) 39,620 shares of common stock held through the SandRidge Energy, Inc. Non-Qualified Excess Plan. In addition, as described above, Mr. Ward granted a warrant to Pooled CIT Investments, L.L.C. for the purchase of up to 6,672,598 shares of common stock.

(9)	Includes 5,636,754 shares of common stock beneficially owned by Mr. Ward that may be sold pursuant to this prospectus by TLW Properties, L.L.C.

Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act if such selling security holder (a) did not acquire its shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling stockholders may change over time.

Because the selling stockholders may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon the termination of any particular offering by such selling stockholder. Please refer to “Plan of Distribution.”

All expenses incurred with the registration of the common stock owned by the selling stockholders will be borne by us.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2008, we had 166,046,111 outstanding shares of common stock. We have no outstanding options to purchase common stock,

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but we have granted restricted stock awards for 2,993,073 shares of common stock (other than shares cancelled Stock on January 21, 2009.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors may, without any action by holders of the common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix or change the number of shares constituting any class or series of preferred stock; and

•	establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then-prevailing market price.

8.5% Convertible Perpetual Preferred Stock

As of the date of this prospectus, 2,650,000 shares of our 8.5% Convertible Perpetual Preferred Stock (the “Convertible Preferred Stock”) were issued and outstanding. Each share of Convertible Preferred Stock is convertible at any time on or after April 15, 2009 at the option of the holder thereof into a number of shares of our common stock equal to the liquidation preference of $100 divided by the conversion price, which is initially

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$8.0125 per share and is subject to specified adjustments. This results in an initial conversion rate of approximately 12.4805 shares of common stock per share of Convertible Preferred Stock. Based on the initial conversion price, approximately 33,073,323 shares of common stock would be issuable upon conversion of all of the outstanding shares of the Convertible Preferred Stock.

The annual dividend on each share of Convertible Preferred Stock is $8.50 and is payable semiannually, in arrears, on each February 15 and August 15, commencing on February 15, 2010, when, as and if declared by our board of directors. No dividends will accrue or accumulate prior to August 15, 2009. We may, at our option, pay dividends in cash, common stock or any combination thereof.

Except as required by law or the our certificate of incorporation, holders of the Convertible Preferred Stock will have no voting rights unless dividends fall into arrears for three semiannual periods. Until such arrearage is paid in full, the holders will be entitled to elect two directors and the number of directors on our board of directors will increase by that same number.

At any time on or after February 20, 2014, we may at our option cause all outstanding shares of the Convertible Preferred Stock to be automatically converted into common stock at the then-prevailing conversion price, if the closing sale price of our common stock exceeds 130% of the then-prevailing conversion price for a specified period prior to the conversion.

If a holder elects to convert shares of Convertible Preferred Stock upon the occurrence of certain specified fundamental changes, we may be obligated to deliver an additional number of shares above the applicable conversion rate to compensate the holder for lost option value.

Amended and Restated Shareholders Agreement

In connection with the closing of our acquisition of NEG Oil & Gas LLC (the “NEG Acquisition”), we entered into a Shareholders Agreement with certain of our stockholders, including Tom L. Ward, our Chairman, Chief Executive Officer and President, N. Malone Mitchell 3rd, a director at that time, and affiliates of American Real Estate Partners, LP (“AREP”). The Shareholders Agreement was subsequently amended and restated in connection with the sale of the shares held by AREP to other stockholders (the “New Investors”). The Amended and Restated Shareholders Agreement contains certain restrictions on transfer, tag-along rights, a selected preemptive right and registration rights, each of which is described more fully below.

Tag-Along Rights. If Messrs. Ward or Mitchell propose to sell shares of our common stock (other than to family members and affiliates other than SandRidge) in excess of 3% of our outstanding common stock on a fully diluted basis (other than to family members and affiliates other than SandRidge pursuant to Rule 144 or in a registered offering other than a block trade), the New Investors have the right to elect to sell their proportionate number of shares of our common stock on the same terms. The tag-along rights expire on the earlier of (i) the date upon which the New Investors cease to own at least 20% of our shares of common stock on purchased from affiliates of AREP and (ii) two years following a qualified public offering.

Registration Rights. The Amended and Restated Shareholders Agreement provides each of Mr. Ward, Mr. Mitchell and the affiliates of AREP certain registration rights. For a description of these rights, please read “—Registration Rights—Amended and Restated Shareholders Agreement.”

Ares Shareholder Agreement

In connection with our March 2007 private placement, we entered into a Shareholders Agreement (the “Ares Shareholders Agreement”) with certain affiliates of Ares Management LLC (“Ares”) and Mr. Ward. The Ares Shareholder Agreement contains tag-along rights and a voting requirement, each of which is described more fully below.

Tag-Along Rights. If Mr. Ward proposes to sell shares of common stock (other than to family members and affiliates other than SandRidge), he has agreed to use commercially reasonable efforts to structure such sale in a manner as to allow Ares to sell the same proportionate amount of its shares on the same terms. To the extent Ares is unable to sell its proportionate amount of shares as a result of other tag-along rights, Mr. Ward shall decrease

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the amount of shares he is selling to allow for Ares to sell the same proportionate amount of its shares as Mr. Ward. The tag-along rights expire two years following the completion of the offering.

Registration Rights

Amended and Restated Shareholders Agreement. Pursuant to an Amended and Restated Shareholders Agreement among us and certain of our stockholders, including Messrs. Ward and Mitchell and certain of their respective affiliates, we have agreed to allow such parties to offer their shares of our common stock in certain future registered offerings of our common stock, subject to our priority and customary limitations. We have also agreed to use our reasonable best efforts to cause a shelf registration statement to become effective with respect to the securities held by the stockholders party to the Amended and Restated Shareholders Agreement upon their request. Such request may not be made within 120 days of the effectiveness of a registration statement requested pursuant to the Amended and Restated Shareholders Agreement or that such stockholders are entitled to participate in pursuant to the Amended and Restated Shareholders Agreement. The stockholders party to the agreement (other than Messrs. Ward and Mitchell and their affiliates) may transfer their registration rights under this agreement in connection with sales in excess of 2,000,000 shares of our common stock.

Additional Registration Rights. We entered into registration rights agreements with certain of our stockholders, including Messrs. Ward and Mitchell, on November 21, 2006 and March 20, 2007. Pursuant to these registration rights agreements, we have agreed to allow such parties to offer their shares of our common stock in certain future registered offerings of our common stock, subject to our priority and customary limitations. In addition, we have entered into a registration rights agreement with Mr. George B. Kaiser dated February 16, 2009, which requires us to register certain shares included in this registration statement, as well as any shares that may be purchased in the future under a warrant.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Written Consent of Stockholders

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office.

Special Meetings of Stockholders

Our bylaws preclude the ability of our stockholders to call special meetings of stockholders.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, the ability of our stockholders to remove directors without cause is precluded.

Classified Board

Only one of three classes of directors is elected each year.

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Limitation of Liability of Officers and Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Business Combination Under Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would become effective 12 months after the adoption of the amendment and would not apply to any business combination with any person who became an interested stockholder on or before the adoption of the amendment.

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PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We entered into Registration Rights Agreements with the selling stockholders, pursuant to which we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any selling stockholder that is a registered broker-dealer will be deemed to be an underwriter. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

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These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “SD.”

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

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LEGAL

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P, Houston, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The estimated reserve evaluations and related calculations for our SandRidge CO2 properties as of December 31, 2006, 2007 and 2008 have been included in this offering memorandum in reliance upon the report of DeGolyer and MacNaughton, independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering. The estimated reserve evaluations and related calculations for our WTO, East Texas, Gulf of Mexico, Gulf Coast and certain other properties as of December 31, 2006, 2007 and 2008 have been included in this offering memorandum in reliance upon the report of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering.

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24,000,000 Shares

SandRidge Energy, Inc.

Common Stock

Prospectus Supplement

December 1, 2009

Barclays Capital

BofA Merrill Lynch

RBC Capital Markets

Deutsche Bank Securities

Howard Weil Incorporated

J.P. Morgan

Simmons & Company International

Tudor, Pickering, Holt & Co.

BNP PARIBAS

Calyon Securities (USA) Inc.

Comerica Securities

Johnson Rice & Company L.L.C.

Mitsubishi UFJ Securities

RBS

SunTrust Robinson Humphrey